CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                                                   EXHIBIT 10.19
                                                                     S87-012:LRM
                                                                  Patent License
                                                                         3/26/97

                             CO-EXCLUSIVE AGREEMENT

Effective as of APRIL 23, 1997, THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY, a body having corporate powers under the laws of the State of California, having a principal place of business at 900 Welch Road, Suite 350, Palo Alto California ("STANFORD"), and GEN-PROBE Incorporated, a corporation organized and existing under the laws of the State of Delaware and having a principal place of business at 9880 Campus Point Drive, San Diego, California ("GEN-PROBE"), agree as follows:

1. BACKGROUND

1.1 STANFORD represents that it owns an assignment of all rights, titles and interest to the technique of Selective Amplification of Target Polynucleotide Sequences ("Invention"), as described in Stanford Docket S87-012 and pursuant to 35 U.S.C. 202, and any Licensed Patent(s), as hereinafter defined, which may issue to such Invention.

1.2 STANFORD has rights to certain technical data and information pertaining to Invention.

1.3 STANFORD wishes to have the Invention perfected and marketed at the earliest possible time in order that products resulting therefrom may be available for public use and benefit.

1.4 The Invention was made in Dr. John Boothroyd's laboratory during the course of research supported by the National Institutes of Health.

1.5 Gen-Probe, Inc. is a licensee of STANFORD under Licensed Patent(s) under a license agreement dated August 1, 1988 and an amendment thereto dated June 19, 1993 (collectively the "Original Amended License Agreement").

1.6 GEN-PROBE and Organon Teknika B.V. desire that both GEN-PROBE and Organon Teknika B.V., become Co-Exclusive licensees under Licensed Patent(s).

1.7 STANFORD desires to grant a Co-Exclusive license to GEN-PROBE in recognition of:

          (a) GEN-PROBE's agreement to allow its Original Amended License Agreement to be amended to allow STANFORD to grant a Co-Exclusive license to Organon Teknika B.V. provided that:

                    (i) Organon-Teknika is the only other Co-Exclusive licensee;

                   (ii) the Co-Exclusive license to Organon Teknika includes the right to grant sublicenses;

                  (iii) the scope of Organon Teknika's Co-Exclusive license is no broader than the Original Amended License Agreement;

                   (iv) the terms of any such Co-Exclusive license concluded between Organon Teknika and STANFORD will be made available by STANFORD to GEN-PROBE, at GEN-PROBE's option; and

                    (v) the terms of any Co-Exclusive license concluded between GEN-PROBE and STANFORD will be made available by STANFORD to Organon Teknika, at Organon-Teknika's option.

          (b) An interference settlement concerning STANFORD's US Patent No. 5,437,990 issued August 1, 1995 and associated foreign patent oppositions (collectively, "The '990 Arbitration").

1.8 GEN-PROBE, for its agreement to the terms hereunder, and for its agreement to be bound to the terms of this Agreement regardless of the outcome of the '990 Arbitration wishes to acquire license under said Invention and Licensed Patent(s), for the purpose of undertaking development, to manufacture, use, and sell Licensed Products(s) in the

     Licensed Field of Use, Licensed Product(s) and Licensed Field of Use being terms hereinafter defined.

2. DEFINITIONS

2.1 "Licensed Patent(s)" means US Patent No. 5,437,990 issued on August 1, 1995 and any Letters Patent issued upon STANFORD's U.S. Patent Application, Serial Number 080,479 filed July 31, 1987, including the information contained in such application, with respect to the Invention, any foreign patents corresponding thereto, and/or any divisions, continuations, or continuations-in-part, or reissue thereof.

2.2 "Licensed Product(s)" means any product or part thereof in the Licensed Field of Use, the manufacture, use, or sale of which:

          (a) Is covered by valid claim of an issued, unexpired Licensed Patent(s) directed to the Invention. A claim of an issued, unexpired Licensed Patent(s) shall be presumed to be valid unless and until it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken;

          (b) Is covered by any claim being prosecuted in a pending application directed to the Invention.

     For the avoidance of doubt, GEN-PROBE herewith confirms that in the event a Siska patent (i.e., a patent issuing from U.S. application Nos. 07/845,739,07/202,978, or 07/064,141 or any application related thereto)
     prevails in the '990 Arbitration GEN-PROBE shall continue to pay royalties, as per Paragraph 6.2, on any product that would otherwise be included in the definition of Licensed Product(s) under this Paragraph 2.2 without regard to the outcome of the '990 Arbitration.

2.3 "Net Sales" means the gross revenue of the Licensed Product(s) in the form in which it is sold or used, whether or not assembled (and without excluding therefrom any components or subassemblies thereof, whatever their origin and whether or not patent impacted), less the following items but only insofar as they actually pertain to the disposition of such Licensed Product(s) by GEN-PROBE and/or sublicensee(s) and are included in such gross income, and (except Items (d) and (e)) are separately billed:

          (a)  Import, export, excise, and sales taxes, plus custom duties;

          (b) Cost of insurance, from the place of manufacture or point of installation, packing, and transportation to the customer's premises or point of installation;

          (c)  Costs of installation at the place of use;

          (d)  Credit for returns, rejections, recalls, allowances, or trades;
               and

          (e) a reasonable allocation for the rental of an instrument when the product is sold under a reagent rental program, except where the instrument is a Licensed Product.

2.3.1 In the case where GEN-PROBE sells a Combination Product, prior to calculating the royalty under Section 6.2, Net Sales of the Combination Product shall be multiplied by the formula A/B where A is the gross selling price of a Licensed Product sold separately which performs a function of the Combination Product and B is the gross selling price of the Combination Product or, if the Licensed Product is not sold separately, by the formula C/C+D where C is the fully allocated cost of the components of the Combination Product which would constitute a Licensed Product and D is the fully allocated cost of the components of the Combination Product which perform a function which if performed separately would not constitute a Licensed Product.

2.4 "Combination product" means a product which performs more than one function, for example, detection of two different organisms or both detection of an infectious organism and its resistance to antibiotics, one function of which if packaged as a separate product would be a Licensed Product and another function of which if packaged as a separate product would not be a Licensed Product, i.e., not covered by a claim in an issued patent or pending patent application licensed under this Agreement.

2.5 "Licensed Field of Use" means all fields of use (including, without limitation, [***]), excluding:

          (a)  [***]; and

          (b)  [***]

2.6  "Licensed Territory" means the world.

2.7 "Co-Exclusive" means that, subject to Article 4, no other licenses will be granted to any party in the Licensed Territory in the Licensed Field other than Organon Teknika and GEN-PROBE.

2.8 "Affiliate" means any entity which by means of ownership of a majority of voting shares or at least 50% interest in income or otherwise directly or indirectly controls, is controlled by or is under common control with either party.


3. NOVATION

STANFORD and GEN-PROBE agree that the certain Original Amended License Agreement is hereby terminated and superseded in its entirety by this License Agreement. Both parties agree that no further rights or obligations survive from such superseded certain Original Amended License Agreement.

4. GRANT

4.1 STANFORD hereby grants and GEN-PROBE hereby accepts a license in the Licensed Field of Use to make, have made, use, and sell Licensed Products(s) in the Licensed Territory.

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

4.2 Said license shall be Co-Exclusive in the Licensed Field of Use for the life of the last to expire of Licensed Patent(s).

4.3 GEN-PROBE shall have the right to grant sublicenses to third parties to make, have made, use and sell Licensed Product(s) in the Licensed Territory.

     4.3.1 Such sublicenses are subject to the restriction that any such sublicense shall not be on any terms less favorable to STANFORD than the terms of this Agreement and that any sublicensee hereunder shall not be permitted to further sublicense.

     4.3.2 Any such sublicense shall also expressly include the provisions of Articles 7, 8, and 9 for the benefit of STANFORD.

     4.3.3 Upon termination of this Agreement for any cause, any sublicense granted hereunder shall continue with STANFORD provided the sublicensee agrees to thereafter assume the obligations of GEN-PROBE insofar as they correspond to the scope of the sublicense.

5. GOVERNMENT RIGHTS

This Agreement is subject to all of the terms and conditions of Public Law 96-517 as amended, and GEN-PROBE agrees to take all action necessary on its part as licensee to enable STANFORD to satisfy its obligation thereunder, relating to Invention.

6. ROYALTIES

6.1 GEN-PROBE has paid and STANFORD has received license issue fees under the Original Amended License Agreement and no further license issue fees are due hereunder.

6.2 GEN-PROBE shall pay STANFORD earned royalties on the sale of Licensed Product(s) of (i) [***] on GEN-PROBE's Net Sales; and (ii)
     [***] on GEN-PROBE's sublicensee's Net Sales.


*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

6.3 Beginning on April 1, 1998, and each April 1 thereafter during the term of this Agreement, GEN-PROBE shall pay STANFORD a minimum annual royalty of [***]. Said minimum annual royalty payments are nonrefundable, but they are creditable to the extent provided in Paragraph 6.4 below.

6.4 Creditable payments under this Agreement pursuant to Paragraph 6.1 and 6.3 shall be an offset to GEN-PROBE against up to one hundred percent (100%) of each earned royalty payment which GEN-PROBE would be required to pay pursuant to Paragraph 6.2 until the entire credit is exhausted. Credits of [***] accumulated by GEN-PROBE under the Original Amended License Agreement will carry forward under this Agreement.

6.5 If this Agreement is not terminated in accordance with other provisions hereof, GEN-PROBE's obligation to pay royalties hereunder shall continue for so long as GEN-PROBE, by its activities would, but for the license granted herein, infringe a valid claim of an unexpired Licensed Patent(s) of STANFORD, or practice a valid claim issuing from U.S. application Nos. 07/845,739, 07/202,978, or 07/064,141, covering said activity which has prevailed in the '990 Arbitration over a claim of a Licensed Patent(s).

6.6 The royalty on sales in currencies other than U.S. Dollars shall be calculated using the appropriate foreign exchange rate for such currency quoted by the Bank of America (San Francisco) foreign exchange desk, on the close of business on the last banking day of each calendar quarter. Royalty and payments to STANFORD shall be in U.S. Dollars and shall be net of all non-U.S. taxes.

6.7 Within thirty (30) days after receipt of a statement from STANFORD, GEN-PROBE shall reimburse STANFORD for one-half of the costs incurred after the Effective Date by STANFORD in connection with the filing and prosecution of all patent applications and maintenance of

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

     patents corresponding to the Invention, and these costs shall be paid by GEN-PROBE.

7. REPORTS, PAYMENTS, AND ACCOUNTING

7.1 Quarterly Royalty Payment and Report. GEN-PROBE shall make written reports and royalty payments to STANFORD within ninety (90) days after the end of each calendar quarter. This report shall state the number, description, and aggregate Net Sales of Licensed Product(s) during such completed calendar quarter, and resulting calculation pursuant to Paragraph 6.2 of earned royalty payment due STANFORD for such completed calendar quarter. Concurrent with the making of each such report, GEN-PROBE shall include payment due STANFORD of royalties for the calendar quarter covered by such report.

7.2 Accounting. GEN-PROBE agrees to keep records for a period of three (3) years showing the manufacturing, sales, use, and other disposition of products sold or otherwise disposed of under the license herein granted in sufficient detail to enable the royalties payable hereunder by GEN-PROBE to be determined, and further agrees to permit its books and records to be examined to the extent necessary to verify reports provided for in Paragraph 7.1 by an independent certified public accountant, provided that such audits occur no more than one (1) time per calendar year and provided further that accountants shall report to STANFORD only errors regarding calculation of royalties. Such examination is to be made by STANFORD, at the expense of STANFORD, except in the event that the results of the audit reveal a discrepancy in GEN-PROBE'S favor of ten percent (10%) or more, then the audit fees shall be paid by GEN-PROBE.

8. WARRANTY AND NEGATION OF WARRANTIES

8.1  Nothing in this Agreement is or shall be construed as:

          (a) A warranty or representation by STANFORD as to the validity or scope of any Licensed Patent(s);

          (b) A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from of patents, copyrights, and other rights of third parties;

          (c) An obligation to bring or prosecute actions or suits against third parties for infringement, except to the extent and in the circumstances described in Article 12; or

          (d) Granting by implication, estoppel, or otherwise any licenses under patents of STANFORD or other persons other than Licensed Patent(s), regardless of whether such patents are dominant or subordinate to any Licensed Patent(s).

8.2 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, STANFORD MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS
     OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE LICENSED PRODUCTS(S) WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OF THIRD PARTIES.

9. INDEMNITY

9.1 GEN-PROBE agrees to indemnify, hold harmless, and defend STANFORD and its trustees, officers, employees, students, and agents against any and all claims for death, illness, personal injury, property damage, and improper business practices arising out of the manufacture, use, sale, or other disposition of Invention, Licensed Patent(s), or Licensed Product(s) by GEN-PROBE, its sublicensees or their customers.

9.2 GEN-PROBE shall at all times comply, through insurance or self-insurance, with all statutory workers' compensation and employers' liability requirements covering any and all employees with respect to activities performed under this Agreement.

9.3 GEN-PROBE shall maintain, beginning on the first day GEN-PROBE or any GEN-PROBE sublicensee ships a therapeutics product manufactured by the licensed process, commercial general liability insurance, including products liability insurance, with minimum limits of liability of $5 million with reputable and financially secure insurance carrier(s) to cover the activities of GEN-PROBE and its sublicensee(s). Any and all such policies of insurance described in the previous sentence shall include as additional named insureds STANFORD, Stanford Health Services, their trustees, directors, officers, employees, students and agents, and shall provide that such policies may not, without 30 days prior written notice to STANFORD, be cancelled or changed to materially adversely affect any such additional named insured's coverage. Such insurance shall be written to cover liability of such additional named insureds incurred beginning on the first day GEN-PROBE or any GEN-PROBE sublicensee ships a therapeutics product manufactured by the licensed process and continuing until five years after the term of this Agreement. The parties agree that the coverage of GEN-PROBE's liability insurance policy(ies) shall be primary, and that the coverage of any STANFORD or Stanford Health Services liability insurance policy(ies) shall be excess, with respect to liability aggregating up to $5,000,000, and that GEN-PROBE shall cause its liability insurance contract(s) to so provide. Upon STANFORD's request, GEN-PROBE shall from time to time furnish to STANFORD a certificate listing GEN-PROBE's applicable insurance policies and confirming compliance with all provisions of this Paragraph.

10. MARKING

GEN-PROBE agrees to mark Licensed Product(s) made, sold, or otherwise disposed of by it under the license granted in this Agreement with the numbers of the Licensed Patent(s) on the Licensed Products(s)' inserts.

11. PROMOTIONAL ADVERTISING

GEN-PROBE agrees not to identify STANFORD in any promotional advertising or other promotional materials to be disseminated to the public or any portion thereof or to use the name of any STANFORD faculty member, employee, or student or any trademark, service mark, trade name, or symbol of STANFORD or Stanford Health Services, or that is associated with either of them, without STANFORD'S prior written consent, except where GEN-PROBE is so required to disclose such relationship by law, regulation or ordinance.

12. INFRINGEMENT BY OTHERS; PROTECTION OF PATENTS

12.1 STANFORD AND GEN-PROBE shall promptly inform the other of any suspected infringement of any Licensed Patent(s) by a third party.

12.2 GEN-PROBE agrees to meet with STANFORD and Organon Teknika B.V. to discuss a mutually acceptable course of action prior to commencing any legal proceeding against any suspected infringer.

13. COMMERCIAL APPLICATION

As an inducement to STANFORD to enter into this Agreement, GEN-PROBE agrees to use all reasonable efforts and diligence to proceed with the development, manufacture, and sale or lease of Licensed Product(s) and to diligently develop markets for the Licensed Product(s). Notwithstanding the foregoing, nothing herein shall be construed or interpreted as a limitation on the right of GEN-PROBE, without being in breach of this Agreement, to improve and/or reconfigure its products, including any Licensed Products(s), to make use of new or different technology, even though doing so might mean that such products would not (or no longer) be Licensed Product(s) under this Agreement.

14. TERMINATION

14.1 GEN-PROBE may terminate this Agreement only if it is not practicing Licensed Patent(s) or patents issuing from U.S. application Nos. 07/845,739,07/202,978, or 07/064/141 (except as limited by Paragraph 14.3)
      by giving STANFORD notice in writing at least thirty (30) days in advance of the effective date of termination selected by GEN-PROBE.

14.2 STANFORD may terminate this Agreement (except as limited by Paragraph 14.3) if GEN-PROBE:

          (a) Is in material default in payment of royalty or providing of reports; or

          (b)  Is in breach of any material provision hereof; or

          (c)  Provides any materially false report; and

      GEN-PROBE fails to remedy any such default, breach, or false report within sixty (60) days after written notice hereof by STANFORD.

14.3  Surviving any termination are:

          (a)  GEN-PROBE's obligation to pay royalties accrued or accruable;

          (b) Any cause of action or claim of GEN-PROBE or STANFORD, accrued or to accrue, because of any breach or default by the other party; and

          (c)  The provisions or Articles 7, 8, and 9.

14.4 Force Majeure. No liability hereunder shall result to either Party from delay in performance caused by force majeure, that is, circumstances beyond the reasonable control of the party affected thereby, including, without limitation, Acts of God, fire, flood, war, government regulations, labor unrest, or shortage of or inability to obtain material or equipment.

15.ASSIGNMENT

This Agreement shall not be assignable by GEN-PROBE except to an Affiliate or to the successor of all or substantially all of its business and assets to which this Agreement relates resulting from transfer by sale, merger or consolidation of such business and assets or upon the written consent of STANFORD.

16.ARBITRATION

16.1 Any controversy arising under or related to this Agreement, or any disputed claim by either party against the other under this Agreement excluding any dispute relating to patent validity or infringement arising under this Agreement, shall upon request of either party be settled by arbitration in accordance with the Licensing Agreement Arbitration Rules of the American Arbitration Association. Upon request of either party, arbitration will be by:

      (a) A third party arbitrator mutually agreed upon in writing by GEN-PROBE and STANFORD within thirty (30) days of such arbitration request; or

      (b) A member of the American Arbitration Association.

      Judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof.

16.2 The parties shall be entitled to discovery in like manner as if the arbitration were a civil suit in the California Superior Court; provided, however, the arbitrator shall have the full authority to limit the scope and amount of discovery and pleadings as he deems proper in order to meet the time constraints set forth in Paragraph 16.4 below, and the parties agree to cooperate toward such end.

16.3 Any arbitration shall be held at Stanford, California, unless the parties hereto mutually agree in writing to another place.

16.4 Unless otherwise mutually agreed, any arbitrator chosen hereunder shall be a duly licensed patent attorney having experience with biotechnology patents and having patent licensing experience, who has not (and whose firm has not) represented either party. As a condition to accepting and presiding over the arbitration, the arbitrator shall agree to conclude the proceedings within 6 months after being named as arbitrator and to render a written decision within 45 days after conclusion of the arbitration hearing.

16.5 Notwithstanding any preceding portion of this Article 16, no demand for arbitration shall be made and no arbitration shall be valid if the time for bringing the underlying claim has expired under the applicable statute of limitation as determined under California law.

17.NOTICES

All notices under this Agreement shall be deemed to have been fully given when done in writing and deposited in the United States mail, as follows:

               TO STANFORD:   Office of Technology Licensing
                              Stanford University
                              900 Welch Road, Suite 350
                              Palo Alto, CA 94304-1850

               Attention:     Director

               TO GEN-PROBE:  Gen-Probe, Inc.
                              9880 Campus Point Drive
                              San Diego, CA 92121-1589

               Attention:     President

Either party may change its address upon written notice to the other party.

17.ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the parties and supersedes all prior agreements and understandings with respect to Licensed Product(s) whether written or oral. No modification or claimed waiver of any of the provisions hereof shall be valid unless in writing and signed by authorized representatives of the party against whom such modification or waiver is sought to be enforced.

18. APPLICABLE LAW

This Agreement shall be construed, interpreted, and applied in accordance with the laws of the State of California.

19. OTHER

19.1 The headings of Articles and Paragraphs in this Agreement are inserted for reference only and shall not be deemed a part of the text hereof.

19.2 In the event that any provision of this Agreement shall be determined to be unenforceable, all other provisions shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed Agreement in duplicate originals by their duly authorized officers or representatives.

GEN-PROBE INC.                          THE BOARD OF TRUSTEES OF THE
                                        LELAND STANFORD JUNIOR
                                        UNIVERSITY

By      /s/ Henry L. Nordhoff            By    /s/
   -------------------------------        -------------------------------------
Title  CEO                              Title  Acting Director
     -----------------------------           ----------------------------------
Date  23-April-97                       Date  April 21, 1997
    ------------------------------          -----------------------------------

[APPROVED LEGAL SEAL]